Exhibit 99.1

Capricor Therapeutics Announces Appointment of Philip J. Gotwals, Ph.D. to its Board of Directors

SAN DIEGO, Calif., July 24, 2023 (GLOBE NEWSWIRE) -- Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases, today announced the appointment of Philip J. Gotwals, Ph.D. to its Board of Directors, effective immediately. Dr. Gotwals, most recently the Global Head, Vice President of Business Development and Licensing at Novartis Institutes for Biomedical Research, bring his strategic vision for research, innovation for drug development and valuable experience to the Company.

"It is a pleasure to welcome Philip to our Board of Directors," said Linda Marbán, Ph.D., Capricor’s chief executive officer. "Philip has a strong track record for leading research and development programs, from drug discovery through commercialization. His scientific acumen and ability to strategically drive forward business development for research will be invaluable as we continue efforts to advance our cell and exosome technologies. Philip is a tremendous addition to our board, and we look forward to working with him.”

Dr. Gotwals added, "I am delighted to join Capricor as a member of the board of directors. The positive results shown to date suggest that CAP-1002 is well positioned, subject to regulatory approval, to become an anchor therapy for patients with Duchenne muscular dystrophy. Further, the StealthX™ exosome platform is progressing rapidly and holds the potential for a broad range of new therapeutic applications in the fields of vaccinology as well as targeted oligonucleotide, protein, and small molecule therapeutics. I look forward to working with the Capricor team to advance the company’s mission."

Dr. Gotwals has experience in drug development, research, corporate strategy and business development with a career spanning nearly 30 years in the biotechnology industry. Dr. Gotwals most recently served as the Global Head, Vice President of Business Development and Licensing at Novartis Institutes for Biomedical Research (NIBR) where he oversaw business development efforts for all disease areas and technology platforms. Under Dr. Gotwals’ leadership, NIBR business development and licensing executed over 50 major strategic transactions which included licensing deals, collaborations, acquisitions and new company creations. These transactions led to significant corporate evolution and growth. During his 13 years at Novartis, Dr. Gotwals was instrumental in building the company’s immuno-oncology strategic research area and spearheading the collaboration with the University of Pennsylvania to develop chimeric antigen receptor (CAR) T-cell therapies. Prior to Novartis, he was Vice President of Program Management at Altus Pharmaceuticals, where he was responsible for all product development project management activities. Prior to Altus, he was Senior Director of Program and Alliance Management at Biogen, where he oversaw leadership of internal and allied early product development teams in the autoimmune, neurology and oncology therapeutic areas. Dr. Gotwals has a B.A. in Biology from Amherst College, holds a Ph.D. in Genetics from the University of California at Berkeley, completed postdoctoral research at the Massachusetts Institute of Technology, business training at Harvard Business School and has published extensively in the area of integrin biology.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases. Capricor’s lead candidate, CAP-1002, is an allogeneic cardiac-derived cell therapy that is currently in late-stage clinical development for treating Duchenne muscular dystrophy. Further, Capricor has entered into a partnership for the exclusive commercialization and distribution of CAP-1002 for DMD in the United States and Japan with Nippon Shinyaku Co., Ltd. (U.S. subsidiary: NS Pharma, Inc.), subject to regulatory approval. Capricor is also developing its exosome technology as a next-generation therapeutic platform. Capricor’s focus is on developing exosomes capable of delivering nucleic acids as well as proteins to treat or prevent a variety of diseases. For more information, visit capricor.com, and follow Capricor on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; manufacturing capabilities; the ability to achieve product milestones and to receive milestone payments from commercial partners; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams and revenue projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 17, 2023 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as filed with the Securities and Exchange Commission on May 12, 2023. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Capricor Media Contact:

Raquel Cona

KCSA Strategic Communications

rcona@kcsa.com

212.896.1204

Capricor Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

617.435.6602

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755